Exhibit 10.4

DUPONT FABROS TECHNOLOGY, INC.

2009 LONG TERM INCENTIVE COMPENSATION PLAN

The Dupont Fabros Technology, Inc. Long Term Incentive Compensation Plan (the “LTIP”) was adopted effective February 26, 2009, by the Compensation Committee of the Board of Directors (the “Committee”) of Dupont Fabros Technology, Inc., a Maryland corporation (the “Company”) to provide meaningful financial rewards in the form of awards of shares of restricted common stock and nonqualified options to purchase shares of common stock of the Company to those employees of the Company and its subsidiaries who are in a position to contribute to the achievement by the Company and its subsidiaries of significant improvements in profit performance and growth. Awards under the LTIP are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, and the LTIP shall be interpreted and administered in a manner consistent with that intent.

The LTIP shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret the LTIP and any awards made under the LTIP, and its interpretations shall be conclusive and binding on all persons. The Committee’s power and authority shall include, without limitation, the authority to adopt and periodically review such rules and regulations as it deems necessary or advisable in order to properly carry out the provisions and purposes of the LTIP.

All salaried employees of the Company shall be eligible to participate in the LTIP. The Chief Executive Officer of the Company (the “CEO”) shall designate the specific employees who will participate in the LTIP, and the amount of their awards; provided, however, that the Committee shall be responsible for making final determinations with respect to these and all other material terms of any award for an individual, including the CEO, who is subject to Section 16 of the Securities Exchange Act of 1934.

Awards shall be dollar-denominated and shall range from $5,000 to $1,500,000. Awards shall be made on or about February 26, 2009. For an employee below the senior vice president (“SVP”) level, one hundred percent (100%) of the award shall be in the form of restricted shares of common stock of the Company. For an employee at the SVP level or above, fifty percent (50%) of the award shall be in the form of restricted stock and fifty percent (50%) of the award shall be in the form of nonqualified options to purchase shares of common stock of the Company. The dollar value of each award (or portion of an award) shall be converted into a number of shares of restricted stock and stock options on the award date as follows:

•	The dollar value of an award (or portion of an award) that is in the form of restricted stock shall be converted into restricted stock using a price per share of $5.13.

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The dollar value of a portion of an award that is in the form of stock options shall be converted into stock options using a Black-Scholes value of $1.48 (based on an expected dividend yield of 3.75%, an expected life of 6 years, an exercise price of $5.06, 41% volatility (based on the average of a group of 11 REITs, and a risk free interest rate of 2.76%).

The restricted stock and stock option portions of each award shall vest over three (3) years, with one-third of each such portion vesting on March 1, 2010, an additional one-third on March 1, 2011, and the remaining one-third on March 1, 2012, in each case only if the participant remains continuously employed by the Company or an affiliate of the Company from the date of the grant through that date. The exercise price of each stock option shall equal the closing price of a share of common stock of the Company on the date of the award.

The CEO (or Committee) may include additional terms in an individual award, or the Committee may adopt rules or regulations relating to all awards, that are not inconsistent with the foregoing, including, without limitation, terms, rules or regulations relating to the effect of a change in control of the Company or early termination of the participant’s employment with the Company. The CEO (or Committee) may, but shall not be required to, set forth the terms of an award in an individual award agreement.

The selection of an employee as a participant shall not confer any right on the employee to receive an award under the LTIP or to continue in the employ of the Company or limit in any way the right of the Company to terminate such participant’s employment at any time.

The Board of Directors may amend, suspend or terminate the LTIP at any time.

The LTIP and any awards under the LTIP shall be governed by the laws of the State of Maryland.